Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Hasbro, Inc.:

We consent to the use of our reports dated February 24, 2009 with respect to the consolidated balance sheets of Hasbro, Inc. and subsidiaries as of December 28, 2008 and December 30, 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the fiscal years in the three-year period ended December 28, 2008, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 28, 2008, incorporated by reference herein.

/s/ KPMG LLP

Providence, Rhode Island
October 30, 2009